EXHIBIT 21.1

Subsidiaries of

Constellation Energy Partners LLC

Jurisdiction of Organization
CEP Mid-Continent LLC	Delaware

Northeast Shelf Energy, L.L.C.	Oklahoma

Mid-Continent Oilfield Supply, L.L.C.	Oklahoma

Robinson’s Bend Marketing II, LLC	Delaware

Robinson’s Bend Operating II, LLC	Delaware

Robinson’s Bend Production II, LLC	Delaware

*	The names of certain indirectly owned subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary pursuant to Rule 1-02(W) of Regulation S-X.